EXHIBIT 99-8

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 11-K
ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Exchange Act of 1934

For the fiscal year ended December 31, 2001

Berkshire Energy Resources Retirement Savings Plan

(Full title of the plan)

Energy East Corporation

(Name of issuer of the securities held pursuant to the plan)

PO Box 12904, Albany, New York 12212-2904

(Address of principal executive office)

REQUIRED INFORMATION

The Berkshire Energy Resources Retirement Savings Plan (Plan) is subject to the Employee Retirement Income Security Act of 1974 (ERISA).  Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements of the Plan for the fiscal year ended December 31, 2001 and supplemental schedule, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan administrator who administers the Berkshire Energy Resources Retirement Savings Plan has duly caused this Annual Report to be signed by the undersigned hereunto duly authorized.

Berkshire Energy Resources Retirement Savings Plan

By	/s/Robert M. Allessio	March 25, 2002
Robert M. Allessio Committee Member
By	/s/Richard R. Benson	March 25, 2002
Richard R. Benson Committee Member
By	/s/Robert D. Kump	March 25, 2002
Robert D. Kump Committee Member

APPENDIX 1

BERKSHIRE ENERGY RESOURCES RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS AS OF AND
FOR THE YEAR ENDED DECEMBER 31, 2001
SUPPLEMENTAL SCHEDULE AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2001 AND REPORT OF THE INDEPENDENT ACCOUNTANTS

Berkshire Energy Resources Retirement Savings Plan
Index to Financial Statements and Supplemental Schedule

Report of Independent Accountants	1
Financial Statements: Statement of Net Assets Available for Benefits -- December 31, 2001	2
Statement of Changes in Net Assets Available for Benefits -- Year ended December 31, 2001	3
Notes to Financial Statements	4
Supplemental Schedule*: Schedule I - Schedule of Assets (Held at End of Year)	8
Consent of Independent Accountants	9

*Other supplemental schedules required by Section 2520.130-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrative Committee of
Berkshire Energy Resources Retirement Savings Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Berkshire Energy Resources Retirement Savings Plan (the "Plan") at December 31, 2001, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan's management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

New York, New York
March 4, 2002

Berkshire Energy Resources Retirement Savings Plan
Statement of Net Assets Available for Benefits
December 31, 2001

Assets:
Investments, at fair value:
Registered Investment Companies	$5,997,997
Company Stock Fund	36,309
Participant Loans	261,529
Net assets available for benefits	$6,295,835

See notes to financial statements.

Berkshire Energy Resources Retirement Savings Plan
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2001

Additions:
Investment income:
Net appreciation (depreciation) in fair value of investments	$(410,801)
Interest and dividends	203,098
(207,703)
Contributions:
Participant	371,328
Employer	136,952
508,280
Total additions	300,577
Deductions:
Benefits paid to participants	50,194
Transfers to other qualified plans	1,410
Administrative expenses	1,901
Total deductions	53,505
Net increase (decrease)	247,072
Net assets available for benefits: Beginning of year	6,048,763
End of year	$6,295,835

See notes to financial statements.

Berkshire Energy Resources Retirement Savings Plan
Notes to Financial Statements
December 31, 2001

1.   DESCRIPTION OF THE PLAN

The following description of the Berkshire Energy Resources (the "Company") Retirement Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan's provisions. The following description does not include Plan changes effective on or after January 1, 2002.

General

The Plan is a defined contribution plan open to employees of the Company and certain affiliates.  Effective September 1, 2000, the Company was merged into and became a wholly-owned subsidiary of Energy East Corporation ("Energy East"), in accordance with an agreement and plan to merge (the "Merger") the Company entered into with Energy East in November 1999.  Energy East, the parent corporation of the Company, through its subsidiaries, delivers electricity and natural gas to retail customers and provides electricity, natural gas, energy management and other services to retail and wholesale customers in the Northeast.

The Plan was established by the Company under the provisions of Section 401(a) of the Internal Revenue Code (the "Code"), and it includes a qualified cash or deferred arrangement as described in Section 401(k) of the Code for the benefit of eligible employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan Administrator is the Company and an Administrative Committee has been appointed to serve as manager of the Plan.

Effective April 6, 2001, the Company changed its recordkeeper from Diversified Investment Advisors, Inc. ("Diversified") to Putnam Fiduciary Trust Company ("Putnam").  Effective with this change, Putnam was appointed trustee of the Plan and assets with Diversified were liquidated and reinvested with Putnam.

Eligibility

Employees are eligible to participate in the Plan as of the first day of the month following completion of at least 1,000 hours of service during a twelve month period, if they are at least age 21, are employed full time, and are not covered by a collective bargaining agreement between the Company and any union which provides for participation in the Plan.

Contributions

Eligible employees may elect to participate in the Plan and authorize payroll deductions of not less than 1% and not greater than 16% of pretax earnings contributions to their accounts during each year, subject to Code limitations.

The Company will match 100% on the first 1% of participant contributions and 50% on the next 5% of participant contributions, for a possible total Company match of 3.5% of a participant's eligible compensation.

Berkshire Energy Resources Retirement Savings Plan
Notes to Financial Statements
December 31, 2001

1.   DESCRIPTION OF THE PLAN (Continued)

Vesting

Participants are fully vested in their contributions and the Company's matching contributions and earnings thereon without regards to the number of years of continuous service.

Benefits

Upon termination of employment due to retirement, disability, or death, a participant (or their beneficiary) may elect to receive a lump sum distribution equal to the value of the participant's vested interest in their account as soon as practicable following the termination date or defer the distribution to some future date.

Participants may request the withdrawal of certain account balances prior to termination of employment due to financial hardship.

Participant Loans

A Plan participant may borrow a minimum of $1,000 and up to a maximum of one-half of the participant's vested account balance or $50,000, less the highest outstanding loan balance in the prior twelve months, whichever is less.  Each loan carries an interest rate of prime plus 1%, established on the first day of the calendar quarter in which the loan is made.  Security for each loan is provided by the Plan participant's vested account balance.  Payments are made ratably through payroll deductions.  If a participant's employment terminates for any reason, the loan will become immediately due and payable and must be paid within 90 days from the date of termination.

Participants are allowed to have one loan outstanding at a time, unless a second loan is taken for the purchase of a primary residence.

Participant Accounts

Individual accounts are maintained for each of the Plan's participants to reflect the participant's share of the Plan's income, the participant's and the Company's contributions, and the participant's loan(s), if applicable. Allocations of Plan income are based on the share balances in the participants' accounts.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are prepared on an accrual basis and in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Berkshire Energy Resources Retirement Savings Plan
Notes to Financial Statements
December 31, 2001

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Valuation and Income Recognition

The Plan's investments are stated at fair value. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year end. The Company Stock Fund, comprised solely of Energy East common stock, is valued at its quoted market price at year end. Participant loans are valued at cost, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date-basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

Plan Termination

Although the Company has not expressed any intent to terminate the Plan, it has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions of the Plan document. In the event of termination of the Plan, the net assets of the Plan are set aside, first for the payment of all Plan expenses and, second, for the distribution to the participants, based upon the balances in their individual accounts.

Risk and Uncertainties

The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities.  Investment securities are exposed to various risks, such as interest rate, market and credit risk.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risk in the near term could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

3.   INVESTMENTS

The following presents investments that represent 5% or more of the Plan's net assets at December 31, 2001:
PIMCO Total Return Fund	$ 535,624
Putnam Asset Allocation: Growth Fund	1,353,029
Putnam Asset Allocation: Balanced Fund	944,267
Putnam OTC & Emerging Growth Fund	565,746
Putnam Fund for Growth and Income	895,281
Putnam Money Market Fund	1,228,583

Plan investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value during 2001, as follows:
Registered Investment Companies	$(406,723)
Company Stock Fund	(4,078)
$(410,801)

Berkshire Energy Resources Retirement Savings Plan
Notes to Financial Statements
December 31, 2001

4.   INCOME TAX STATUS

The Company intends to obtain a determination letter from the Internal Revenue Service. The Plan Administrator and management believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

5.   RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of registered investment companies managed by Diversified Investment Advisors, Inc. (trustee and recordkeeper prior to April 6, 2001) and Putnam (trustee and recordkeeper from April 6, 2001). Diversified and Putnam are the trustees as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions which are exempt from prohibited transaction rules.

6.   ADMINISTRATIVE EXPENSES

Administrative expenses represent certain transaction fees that are paid by the Plan's participants.

  ASSET TRANSFERS

Transfers from the Plan of $1,410 in 2001 represent the net rollovers of participant account balances into other qualified defined contribution benefit plans.

Berkshire Energy Resources Retirement Savings Plan
Schedule I - Schedule of Assets (Held at End of Year)

	Name of Issue	Investment Type	Current Value
	Janus Advisor Balanced Fund	Registered Investment Company	$ 46,156
	Janus Advisor Growth Fund	Registered Investment Company	72,018
	PIMCO Total Return Fund	Registered Investment Company	535,625
*	Putnam Asset Allocation: Growth Fund	Registered Investment Company	1,353,029
*	Putnam Asset Allocation: Balanced Fund	Registered Investment Company	944,267
*	Putnam Asset Allocation: Conservative Fund	Registered Investment Company	64,675
*	Putnam OTC & Emerging Growth Fund	Registered Investment Company	565,746
*	Putnam Fund for Growth and Income	Registered Investment Company	895,281
*	Putnam Voyager Fund	Registered Investment Company	22,543
*	Putnam Vista Fund	Registered Investment Company	12,145
*	Putnam U.S. Government Income Trust	Registered Investment Company	103,584
*	Putnam S&P 500 Index Fund	Registered Investment Company	154,345
*	Putnam Money Market Fund	Registered Investment Company	1,228,583
	Energy East Corporation Stock	Company Stock Fund	36,309
	Loan Fund	Participant Loans (8.75% - 10.5%)	261,529
	Total assets held at end of year		$6,295,835

*	Party-in-interest

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-57220) of Energy East Corporation of our report dated March 4, 2002, relating to the financial statements and financial statement schedule of the Berkshire Energy Resources Retirement Savings Plan, which appear in this Form 11-K.

PricewaterhouseCoopers LLP

New York, New York
March 25, 2002